Ex (10.21)

November 30, 2022

James V. Continenza

Re:  Executive Chairman and CEO Agreement

Dear Mr. Continenza:

As of the date hereof, the Board of Directors of Eastman Kodak Company (the “Company”), upon recommendation of the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has approved an amendment (the “Amendment”) to the employment agreement between you and the Company effective as of February 26, 2021 (the “Employment Agreement”) as described below. All other terms of the Employment Agreement remain in full force and effect. Terms not defined herein shall have the meanings given to them in the Employment Agreement.

Section 4(b) of the Employment Agreement is hereby amended and restated as follows:

Annual Incentive. During 2022 and each full year of the Scheduled Term thereafter, you will be entitled to an annual incentive award determined in accordance with the terms set forth in Schedule 1 (your “Annual Incentive”). You agree that no Annual Incentive will be payable with respect to 2021. Each year, you shall also be delegated an amount equal to 100% of your Base Salary that you may award to Company employees at your discretion (the “Employee Incentive”), without any input or approval from the Board or the Committee except as required by the rules and regulations of the New York Stock Exchange, the Securities and Exchange Commission, and other applicable law. Neither the Board nor the Committee will have any right to approve, deny, revoke or reduce any Employee Incentive award you make to any employee except as required by the rules and regulations of the New York Stock Exchange, the Securities and Exchange Commission, and other applicable law. Any portion of the Employee Incentive not paid in any year will be rolled over and added to the Employee Incentive for the following year through the end of the Scheduled Term.

The portion of Schedule 1 to the Employment Agreement as it relates to your Annual Incentive is hereby amended and restated as follows. The remainder of Schedule 1 remains in full force and effect.

Annual Cash Performance Incentive

Your cash Annual Incentive for 2022 and each year thereafter will be up to 100% of your Base Salary as determined by the Committee in its discretion based on an evaluation of your and the Company’s performance.

Annual Incentive will be earned on a pro rata basis and paid in cash by March 15th of the year following the Scheduled Term year for which the Annual Incentive was earned.

Please indicate your acceptance of the amendment to your Agreement by signing the acknowledgement below and returning this letter to me.

Thank you.

EASTMAN KODAK COMPANY

By:	/s/ David E. Bullwinkle
Name: David E. Bullwinkle
Title: Chief Financial Officer and Senior Vice President

EXECUTIVE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

/s/ James V, Continenza
James V. Continenza

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